Registration No. 333-____
As filed with the Securities and Exchange Commission on September 28, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPTIBASE LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2 Gav Yam Center
7 Shenkar Street
Herzliya 46120, Israel
+972-9-970-9288
(Address of Principal Executive Offices) (Zip Code)

2006 Israeli Incentive Compensation Plan
(Full Title of the Plan)

Optibase Inc.
1250 Space Park Way
Mountain View, CA 94043
Tel: 650-230-2400
(Name and address of Agent for Service)

Copies to:

Aya Yoffe, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value NIS 0.13 per share	138,300	$2.95	$407,985	$44

(1)	This registration statement on Form S-8 (this “Registration Statement”) covers and aggregate of 138,300 ordinary shares, par value 0.13 NIS per share, of Optibase Ltd. (the “Registrant”) available for issuance under the 2006 Israeli Incentive Compensation Plan (“2006 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the shares stated above, an indeterminate number of shares that may become issuable under the Plan as a result of anti-dilution adjustments.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Market on September 26, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* Information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

        The following documents are incorporated herein by reference as of their respective dates:

    (1)        Our Annual Report on Form 20-F, as filed with the Securities and Exchange Commission (the “Commission”) on April 12, 2006;

    (2)        Our Current Reports on Form 6-K as furnished to the Commission since December 31, 2005; and

    (3)        The description of our ordinary shares contained in the registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), dated April 1, 1999, and including any subsequent amendment or report filed for the purpose of updating such description.

        Additionally, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 6.	Indemnification of Directors and Officers.

        The Israeli Companies Law, or Companies Law, permits a company to insure its directors and officers, provide them with indemnification, either in advance or retroactively, and exempt its directors and officers from liability resulting from their breach of their duty of care towards the company, all in accordance with the terms and conditions specified under Israeli law. Our articles of association include clauses allowing us to provide our directors and officers with insurance, indemnification and to exempt them from liability subject to the terms and conditions set forth by the Companies Law, as described below.

        Subject to statutory limitations, our articles of association provide that we may insure the liability of our directors and offices to the fullest extent permitted by the Companies Law. Without derogating from the aforesaid, we may enter into a contract to insure the liability of our directors and officers for an obligation imposed on such director or officer in consequence of an act done in his capacity as a director or officer, in any of the following cases:

—	a breach of the duty of care vis-a-vis us or vis-a-vis another person;

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—	a breach of the fiduciary duty vis-a-vis us, provided that the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm us;

—	a monetary obligation imposed on him in favor of another person;

—	any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of our director or officer.

        Our articles of association further provide that we may indemnify our directors and officers, to the fullest extent permitted by the Companies Law. Without derogating from the aforesaid, we may indemnify our directors and officers for liability or expense imposed on him in consequence of an action made by him in the capacity of his position as a director or officer, as follows:

—	Any financial liability he incurs or imposed on him or her in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by a court.

—	Reasonable litigation expenses, including legal fees, incurred by the director or officer or which he was ordered to pay by a court, within the framework of proceedings filed against him by or on behalf of us, or by a third party, or in a criminal proceeding in which he was acquitted, or in a criminal proceeding in which he was convicted of a felony which does not require a finding of criminal intent.

—	Reasonable litigation expenses, including legal fees he incurs due to an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, and which was ended without filing an indictment against him and without being subject to a financial obligation as a substitute for a criminal proceeding, or that was ended without filing an indictment against him, but with the imposition of a financial obligation, as a substitute for a criminal proceeding relating to an offence which does not require criminal intent, within the meaning of the relevant terms in the Companies Law.

—	Any other obligation or expense in respect of which it is permitted or will be permitted under law to indemnify a director or officer.

        In addition, our articles of association provide that we may give an advance undertaking to indemnify a director and/or an officer in respect of all of the matters above, provided that with respect to the first matter above, the undertaking is restricted to events, which in the opinion of our board of directors, are anticipated in light of our actual activity at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by our board of directors as reasonable under the circumstances. We may further indemnify an officer therein, save for the events subject to any applicable law. Our articles of association further provide that we may exempt a director or officer in advance and retroactively for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis our company, to the fullest extent permitted by the Companies Law. Notwithstanding the foregoing, the Companies Law prohibits a company to exempt any of its directors and officers in advance from their liability towards such company for the breach of its duty of care in distribution, as defined in the Companies Law, for such company’s shareholders (including distribution of dividend and purchase of such company’s shares by the company or an entity held by it).

        The above provisions with regard to insurance, exemption and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exemption in connection with a person who is not an officer of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law.

        All of the above shall apply mutatis mutandis in respect of the grant of insurance, exemption and/or indemnification for persons serving on behalf of the Company as officers in companies controlled by the Company, or in which the Company has an interest.

        The Companies Law provides that companies may not give insurance, indemnification (including advance indemnification), or exempt their directors and/or officers from their liability in the following events:

—	a breach of the fiduciary duty, except for a breach of the fiduciary duty vis-à-vis the company with respect to indemnification and insurance if the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm the company;

—	an intentional or reckless breach of the duty of care, except for if such breach was made in negligence;

—	an act done with the intention of unduly deriving a personal profit; or

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—	a fine imposed on the directors or officer.

        We have a directors and officers liability insurance policy. Our shareholders approved indemnification of our directors and officers in connection with our public offerings. We have undertaken to indemnify our directors and officers to the fullest extent permitted by the Companies Law and our articles of association and entered into an indemnity letter with each of our directors and executive officers. The aggregate indemnification amount shall not exceed the higher of: (i) 25% of our shareholders’ equity, as set forth in our financial statements prior to such payment; or (ii) $7.5 million.

        Optibase, Inc. has also undertaken to indemnify its directors and officers to the maximum extent and in a manner permitted by the California Corporation Code and entered into an indemnity letter with each of its directors and officers, subject to similar limitations. The aggregate indemnification amount shall not exceed the higher of: (i) 25% of the shareholders’ equity of Optibase, Inc., as set forth in Optibase, Inc.‘s financial statements prior to such payment; or (ii) $7.5 million.

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Item 8.	Exhibits.

        The following exhibits are filed herewith:

Exhibit No.	Description

3.1	Amended and Restated Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 6-K, dated February 15, 2002)

3.2	Articles of Association of the Registrant, as amended

4.1	2006 Israeli Incentive Compensation Plan

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

23.1	Consent of Kost, Forer, Gabbay & Kasierer (a member of Ernst & Young Global)

23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Powers of Attorney (included on the signature page)

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Optibase Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzliya, State of Israel, on September 28, 2006.

OPTIBASE LTD. By: /s/ Tom S. Wyler —————————————— Tom S. Wyler Chairman of the Board and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Tom S. Wyler his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all future amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tom S. Wyler —————————————— Tom S. Wyler	Chairman of the Board of Directors and President	September 28, 2006

/s/ Danny Lustiger —————————————— Danny Lustiger	Chief Financial Officer (principal financial and accounting officer)	September 28, 2006

—————————————— Alex Hilman	Director	September 28, 2006

—————————————— Gil Weizer	Director	September 28, 2006

/s/ Chaim Lebensky —————————————— Chaim Lebensky	Director	September 28, 2006

/s/ Dana Tamir —————————————— Dana Tamir	Director	September 28, 2006

        Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Optibase Ltd. has signed this Registration Statement on this 28th of September, 2006.

OPTIBASE INC. By: /s/ Amir Philips —————————————— Amir Philips, VP Finance	/s/ Adam Schadle —————————————— Adam Schadle, President

EXHIBIT IBDEX

Exhibit No.	Description

3.1	Amended and Restated Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 6-K, dated February 15, 2002)

3.2	Articles of Association of the Registrant, as amended

4.1	2006 Israeli Incentive Compensation Plan

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. with respect to the legality of the ordinary shares being registered.

23.1	Consent of Kost, Forer, Gabbay & Kasierer (a member of Ernst & Young Global)

23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Powers of Attorney (included on the signature page)